FOR IMMEDIATE RELEASE
---------------------

                          OSAGE FEDERAL FINANCIAL, INC.
                          -----------------------------
                                    ANNOUNCES
                                    ---------
                                EARNINGS INCREASE
                                -----------------

April 28, 2004

Pawhuska, OK

     Mark S.  White,  President  and Chief  Executive  Officer of Osage  Federal
Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced earnings for the three months ended March 31, 2004 of $81,000, which represents a $10,000, or 14.7% increase over the $71,000 earned in the same period of 2003. The annualized return on assets for the period was .40%, with an annualized return on equity of 4.16%. For the nine months ended March 31, 2004, net income totaled $249,000, a decrease of $174,000, or 41.2% , over the same period in 2003.

     Total assets increased $12.5 million from March 31, 2003, and as of March 31, 2004 were $92.3 million, while stockholders' equity increased $6.1 million to $13.5 million. The company became the holding company for the Bank effective as of the close of business on March 31, 2004 as a result of the Bank's mutual holding company reorganization.

     Loans receivable totaled $51.0 million as of March 31, 2004, an increase of $5.9 million from March 31, 2003. The increase was principally due to residential real estate loan growth. The Company's asset quality ratios remain strong. Nonperforming loans were down from the prior year and represented .02% of total loans at March 31, 2004, compared to .04% as of March 31, 2003. The allowance for loan losses at March 31, 2004 was $409,000, and represented .78% of total loans. Net charge-offs for the nine months just ended were less than $1,000. There were no net charge-offs in the same period of 2003. Deposits grew $7.2 million, or 12.1%, from March 31, 2003 to $67.2 million as of March 31, 2004. Approximately $6.0 million of this deposit growth related to the stock conversion, and is temporary in nature.

     Net interest income for the nine months ended March 31, 2004 was $1,581,000, declining slightly from $1,610,000 for the same period in the prior year. The decrease in net interest income was principally due to the decline in the yield on earning assets in the current low interest rate environment. Noninterest income for the current year was $522,000, a decrease of $184,000 from $706,000 for the same period in the prior year. The nine months ended March 31, 2004 included $144,000 in gains on loan sales, compared to $374,000 in similar gains during the same period in 2003. Noninterest expenses increased $76,000, to $1,709,000 for the current year, principally due to raises and increased employee benefit costs, including medical insurance.

     Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

     The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward-looking statements. Osage Federal Financial, Inc. does not undertake, and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:  Sue A. Smith
          Vice  President  and  Chief  Financial   Officer
          OSAGE  FEDERAL FINANCIAL, INC.
          918-287-2919